EXHIBIT 16.1

April 6, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the Amendment No. 1 to Form S-1 dated April 6, 2010, of NEXX Systems, Inc. and are in agreement with the statements contained in the second and fourth paragraphs of the section entitled “Change in Independent Registered Accounting Firm” on page 124 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Parent, McLaughlin & Nangle, Certified Public Accountants, Inc.